Via U.S. Mail and Fax
Alexander Anthony Arena
Group Chief Financial Officer
PCCW Limited
39th Floor, PCCW Tower
TaiKoo Place
979 King`s Road
Quarry Bay, Hong Kong

								August 23, 2005

	Re:	PCCW Limited
      Form 20-F for the fiscal year ended December 31, 2004
		Filed May 12, 2005

Dear Mr. Arena:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE